Exhibit 99.(a)(27)

Gold Fields Limited
Registration number: 1968/004880/06
ISIN: ZAE000018123 JSE Code: GFI
(“Gold Fields” or the “Company”)

APPROPRIATE EXTERNAL ADVISORS TO GOLD FIELDS

Shareholders of Gold Fields (the “Shareholders”) are advised that in connection with the offer by Harmony Gold Mining Company Limited for Gold Fields (the “Offer”), the Securities Regulation Panel (the “SRP”) has ruled that:

•	Goldman Sachs International and JPMorgan plc (collectively the “Financial Advisors”), the appointed external advisors to the board of directors of Gold Fields (the “Board”), are not “appropriate external advisors” for the purposes of Rule 3.1 of the Securities Regulation Code on Takeovers and Mergers (the “Code”); and

•	the Board should obtain a further opinion from an appropriate financial advisor in accordance with the provisions of Rule 3.4 of the Code, (collectively the “Ruling”).

As stated publicly on a number of occasions, the sole objective of the Board is to act in the best interests of the Shareholders, including by ensuring that any offer made for Gold Fields is lawful and should adequately reflect the true value of Gold Fields for the Shareholders. The Company firmly believes that the Financial Advisors are properly assisting the Board in this objective.

In order to provide an additional opinion for the information of the Shareholders as soon as possible and notwithstanding its having lodged an appeal in respect of the Ruling, the Board has appointed Andisa Capital (Pty) Ltd as an additional appropriate external advisor. It is intended that this opinion should be made available to the Shareholders by no later than Monday, 15 November 2004.

The Board is furthermore of the view that the Financial Advisors have conducted themselves at all times with absolute objectivity and independence, as would be expected of international investment banks of their global standing and reputation. The Financial Advisors continue to advise the Company in relation to the Offer.

Johannesburg
8 November 2004

Joint Financial Advisors to Gold Fields
Goldman Sachs International	Sponsor to Gold Fields
JPMorgan	JPMorgan

Corporate law advisors and consultants
to Gold Fields
Edward Nathan & Friedland (Pty) Limited
Corporate Law Advisors and Consultants	Legal advisors to the financial advisors
(Registration number 1999/026464/21)	Webber Wentzel Bowens

In the United States, Gold Fields Limited (“Gold Fields”) has filed a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.

Goldman Sachs International, which is authorised and regulated in the United Kingdom by the Financial Services Authority, and JP Morgan are each acting exclusively for Gold Fields and no one else in connection with the Offer and will not be responsible to anyone other than Gold Fields for providing the protections afforded to customers of Goldman Sachs International and JP Morgan, as the case may be, or for providing advice in relation to the Offer or any matter referred to herein.